SERVICES AGREEMENT

This Agreement is made as of October 6, 1997, between General Housewares Corp., 1536 Beech Street, Terre Haute, Indiana 47804 ("GHC"), and Owen Distribution Company, 450 Lillard Drive, Sparks, Nevada 89434 ("Owen"). GHC and Owen agree as follows:

1. Services: GHC hereby retains Owen and Owen hereby agrees to be retained by GHC for the purpose of providing the services described in the attached Addendum 1, "Scope of Work", which is hereby incorporated into this Agreement by reference. The services to be provided are referred to in this Agreement as the "Work". The Work may include other services as may be requested by GHC from time-to-time and which shall be set forth in amendments to Addendum 1, which the parties shall append to Addendum 1 and which shall also become a part of the terms of this Agreement. The Work shall be accomplished in accordance with the mutually agreed upon performance standards which are specified in Addendum 1 (the "Performance Standards"). These Performance Standards are the same as those used by GHC at all of its distributing locations. The Performance Standards attached may be revised by GHC., subject to Owen's approval which shall not be unreasonably withheld.

2.  Liaisons:

(a) GHC and Owen shall each designate in writing an employee liaison who shall work together to coordinate the parties' activities in performing the Work. Either party may change its designated liaison at any time upon written notice to the other, but both agree not to change their designated liaisons more than is necessary to achieve prompt and consistent performance of the Work.

(b) The two (2) liaisons designated by the parties shall meet regularly, to set priorities for the Work and, as needed, to deal with issues that arise with regard to Owen's day-to-day performance of the Work. Owen and GHC each agree to act in a reasonable manner so that the two (2) liaisons may satisfactorily resolve any issues which may arise during the term of this Agreement. In the event that the two (2) liaisons are unable to resolve any matters between them, then the matter shall be resolved in accordance with the procedures set forth in Paragraph 25.

(c)  The liaisons are empowered to:

(i) develop the first drafts of the annual capital budget and expense budget (the "Budget") in preparation for the annual meeting, described in Paragraph 16;

(ii) develop a proposed Operating Procedures Manual for approval by the parties;

(iii)  update the Operating Procedures Manual with regard to minor changes;

(iv) recommend to their respective management substantive changes to the Operating Procedures Manual and to any other manual, schedule, exhibit, or procedure under or pursuant to which the parties are operating; and

(v)  undertake any other action provided for in this Agreement.

3. Machinery and Equipment: GHC shall acquire and make available to Owen new machinery and equipment (the "Machinery and Equipment") for its use in performing the Work. This "Machinery and Equipment" is listed on Addendum 2, which list shall be agreed to by the parties when the specific machinery and equipment have been identified. Addendum 2 shall be updated as equipment or machinery is updated or added. All such Machinery and Equipment shall at all times be labeled as the property of GHC. Owen shall be responsible for the operation, maintenance, and repair of the Machinery and Equipment. Owen shall maintain the Machinery in good repair, ordinary wear and tear excepted. The cost of routine maintenance, repair, and replacement shall be reimbursed to Owen by GHC in accordance with Paragraph 7. It is understood that the equipment may have an ordinary useful period of use that will cause the equipment to become unusable, nonfunctional, or non-operational during the term of this Agreement. In such event, GHC shall promptly provide replacement equipment and GHC shall pay for the cost of said replacement equipment. The Machinery and Equipment supplied by GHC shall be used for performance of the Work and for no other purpose. A capital equipment budget shall, when necessary, be established for the provision of additional or replacement equipment at the same time as the annual expense budget is prepared and submitted for approval.

4. Supplies: GHC, in its discretion, reserves the right to directly provide any supplies reasonably required by Owen. If GHC does not provide such supplies, all supplies reasonably required for Owen's performance of the Work shall be furnished by Owen in accordance with the Budget. If Owen purchases any such items, GHC shall reimburse it for its cost as described in Paragraph 7 below as long as they do not exceed the Budget. The liaisons shall consult and coordinate regarding provision of supplies and make them a part of the Budget.

5.  Physical Facilities:

(a) Initially, Owen shall set aside approximately 131,000 square feet of space at its facility located in the Airwest Industrial Park, Plainfield, Indiana for performance of the Work (the "Space"). The location of the Space is shown on the plat of the building attached hereto as Addendum 3. The Work provided for by this Service Agreement shall be performed at such facility. GHC agrees that the Space so set aside shall be the minimum square footage on which the square footage charge provided for in Paragraph 7(b) of this Agreement will be computed. The Space shall be secured, and kept in a clean, orderly, and sanitary condition in accordance with the mutually agreed upon GHC Performance Standards contained in Addendum 1.

(b) Owen shall, upon GHC's written request, provide GHC additional square feet of space in Owen's facility. This additional space shall be referred to for purposes of this Agreement as "the Expansion Space". The Expansion Space must be requested in 10,000 square feet increments only and Owen shall not be required to provide the Expansion Space in any other area or configuration unless the parties otherwise agree in writing. Notice of GHC's intent to request the Expansion Space must be supplied to Owen no less than three (3) months in advance of expansion. The square footage charge applicable to the Expansion Space shall be the base rate applicable to the Space . In the event that GHC should wish to exercise the option for the Expansion Space under this subparagraph during the second five (5) years of the initial term, then the term of this Agreement shall be extended by five (5) years from the date of the expansion.

(c) Upon thirty (30) days written notice from GHC, Owen agrees to provide short-term overflow space to GHC in 2,000 square foot increments on an as-needed basis up to a maximum of 10,000 square feet (the "Short Term Space"). This Space shall be made available in the Owen facility in which the Space is located. Short Term Space may be made available provided that there is space available in the Owen facility in which the Space provided for by this Agreement is located or in any then existing adjacent Owen facilities. Any such Space in the same facility in which GHC is located shall be charged to GHC at the Base Rent rate plus operating expenses provided for in this Agreement. Should GHC require more than 10,000 square feet and Owen has such space available in another facility, then the rental rate shall be mutually agreed to by the parties in advance.

(d) In the event that GHC identifies that it will not be utilizing a portion of the Space or Expansion Space GHC may notify Owen, in writing, of such fact and request Owen to use reasonable efforts to rent such Space to other warehousing customers. Provided, however, that:

(i) GHC must give Owen ninety (90) days advance notice of the non-use of the Space and its intent to vacate the Space;

(ii) GHC must specify in the written notice the minimum time period during which it will not utilize the Space;

(iii) the Space so identified may only be rented to compatible use customers, subject to GHC's prior written approval; and

(iv) such a request may only be made with regard to a minimum block of 25,000 square feet of space or any other size to which the parties mutually agree, but in no instance shall the leased Space during the term fall below 100,000 square feet.

If Owen is unsuccessful in filling the unused Space for which GHC has given notice, GHC shall continue to be fully responsible for such Space under the terms and conditions of this Agreement for a period not to exceed nine (9) months from date of written advance notice of the non-use of and intent to vacate the Space. Should Owen, with GHC's approval, lease the space at a rate lower than the rate being charged to GHC, then GHC shall receive an offset of any rate so collected by Owen from the third party until the nine-month notice period is expired, at which time GHC will no longer be responsible for leasing the vacant space for the remainder of the term.

6.  Facility Overhead Expenses and Provisions of Utilities:

(a) To the extent they are not separately metered or otherwise paid by GHC, GHC shall reimburse Owen for overhead expenses incurred for GHC operations ("Overhead Expenses"), as well as routine maintenance charges ("CAM Charges"). Such Overhead Expense charges shall be paid on the first day of each month without the necessity of invoice. Overhead Expenses shall include utilities, gas, electric (GHC will pay an additional charge for electricity separately metered to operate power conveyor and sortation equipment), water, heat, sewer expenses and trash removal, central station alarm/guards, and security. Overhead Expenses will be calculated on the anniversary date of the commencement date of the initial Space utilization by GHC. The calculation of the Overhead Expense will be based on a review, reconciliation, and adjustment of the preceding twelve (12) months' actual Overhead Expenses, if
any.   In the event that the utilities for the GHC portion of the facility cannot be individually metered and/or the other costs which make up the facility overhead expense cannot be individually assigned or identified to the GHC portion of the facility, and other users have operations similar to GHC's, then a pro rata approach will be utilized for purposes of the annual calculation of the Overhead Expense. GHC's pro rata share shall be based on the number of square feet allocated to GHC, under Paragraph 5, compared to the number of total square feet in the facility as a whole, which total square footage is 413,350. In the event that other users have dissimilar operations, the parties shall agree to an equitable division of the overhead expense in writing, in advance, as part of the budget process. The CAM expenses shall be limited to landscaping/grounds maintenance, trash sweeping, snow removal, interior sanitation, janitorial, lighting and door/leveler repairs. The CAM expenses shall be passed on to GHC on a pro rata share basis as set forth above, but is agreed not to exceed $0.01 per square foot per month the first year and are subject to an increase equal to the change in the CPI the previous year for each year thereafter until the expiration of the term.

(b) In addition to the Overhead Expense, GHC shall reimburse Owen for GHC's telephone charges related to the Work and shall pay an equitable share of the line costs based on usage, if any.

(c) Owen shall supply GHC with utilities to serve the Space provided, including trash removal, water, sewage use, electricity, and gas service to the warehouse and office space. Utilities serving the GHC equipment shall, if reasonable possible, be separately metered.

(d) All expenses referred to in this Paragraph 6 shall be verified by Owen in writing if so requested by GHC.

7. Compensation: As compensation for the Work, GHC shall pay Owen as follows:

(a) GHC shall pay to Owen a fixed management fee of $180,000.00 per year due and payable in twelve (12) equal monthly installments beginning on the Commencement Date, as defined in Paragraph 11(a), of the contract and annually thereafter on the anniversary date of the Commencement Date. The fee shall remain fixed throughout the entire initial term of this Agreement.

(b) GHC shall pay for storage service $0.27 per square foot per month (gross) due in advance on the first of each month (the "Base Rent"). The Base Rent shall be applied against the Space or Expansion Space (if any). The Base Rental includes base year (1997) taxes, building fire insurance, roof maintenance and structural building maintenance. In the event the Commencement Date of this Agreement does not fall on the first day of a month, the initial and final month square footage charge shall be pro rated accordingly.

(c)  GHC shall reimburse Owen its reasonable direct costs for:

(i) Labor, including wages, payroll taxes (state and federal), Indiana worker compensation, health, dental, life insurance benefits, and retirement/profit sharing contribution all related to performing the Work. Owen agrees that wage scales/compensation to its employees, for which GHC is obligated to reimburse it, shall not exceed the local market rates for like positions in the Indianapolis area.

(ii) GHC shall reimburse Owen for all administrative and operational forms and supplies provided by Owen needed to perform the work at cost plus five percent (5%); and

(iii) GHC shall reimburse Owen for maintenance, repair and replacement of Machinery and Equipment in accordance with Paragraph 3.

The items in (a) and (b) above shall be paid on the first of each month, without the necessity of an invoice. Each month Owen shall invoice GHC for the amounts payable to Owen as set forth in (c) above, detailing each of the charges contained therein. GHC shall pay Owen's invoices within fifteen (15) business days of receipt.

8. Waste Disposal: After written approval from GHC, Owen agrees to remove and dispose of any quantities of damaged products, whether damaged in performance of the Work or whether damaged in transit to the Work location. Owen shall account for in writing all damaged or waste products so disposed of as well as the location and method of disposal. Owen shall not use, reuse, sell, or otherwise dispose of any of GHC's products for its account.
Provided, however, that in the event that any product directed by GHC to be disposed of will require special handling or considerations under any federal or state environmental statute or regulation, GHC shall be responsible for providing directions for disposal and for all cost associated with such disposal, and GHC shall hold Owen harmless from any future damage or expense arising out of such disposal, provided that the disposal was conducted pursuant to GHC's directions.

9. Quality Control: Owen warrants that all Work performed by it under this Agreement shall be performed in accordance with GHC's approved processes and procedures included in the mutually agreed upon Performance Standards. A reward incentive program (see Reward Incentive Program) will be formulated to provide for a gain-sharing incentive should the parties achieve the performance standards while operating at below budget plan levels, then the savings would be split on a 50/50 basis.

10. Product Losses: Owen shall be responsible for proper handling and secure storage of products delivered to it for performance of the Work. Owen shall not be liable for any loss or injury to goods stored, however caused, unless such loss or injury resulted from the failure to exercise such care in regard to them as a reasonably careful person would exercise under like circumstances.

11.  Term:

(a) The term of this Agreement shall be five (5) years with an option to extend the term for an additional five (5) years and shall become effective on the later of the date of execution of this Agreement or the date the Space has been set aside, cleared, and is available for use by GHC (the "Commencement Date"). The parties shall sign a commencement certificate acknowledging the actual Commencement Date. Owen shall give written notice to GHC of the fact that the Space has been set aside, cleared, and is available for use by GHC. The commencement date shall occur no later than five (5) days from the date of notice from Owen to GHC that the Space has been set aside, cleared, and is available for use by GHC.

GHC shall have the option, upon giving a six (6) month advance written notice, to extend the term of this contract for an additional five (5) years. This subsequent period of five (5) years shall hereafter be referred to as the Extended Term. Should GHC elect to exercise this option to extend the term, the storage service fee as stipulated in Paragraph 7(b) herein shall be subject to an increase on the first day of the 61st month of the term equal to $0.027 per square foot per month. The adjusted rent of $0.297 per square foot per month would remain fixed throughout the Extended Term until the expiration thereof.

The management fee provided for in Paragraph 7(a), $180,000 per year, provided GHC elects to exercise its option to extend the term of this contract, will be subject to an increase equal to $18,000 per year paid monthly beginning the first day of the 61st month. The new management fee of $198,000 per year shall remain fixed throughout the Extended Term until the expiration thereof. All the other terms and conditions of this contract shall remain unchanged throughout the Extended Term unless modifications are mutually agreed to in writing as provided for in Paragraph 21.

(b) Notwithstanding anything herein to the contrary, either party may terminate this Agreement upon thirty (30) days written notice to the other in the event of the other's material breach of or material default under this Agreement. If, however, the party in material breach or material default cures the breach or default to the other's reasonable satisfaction within that thirty (30) days notice period, or such longer curative period as may reasonably be required, then the notice of termination shall be deemed to be null and void and of no effect. For purposes of this Agreement, a "material breach" is defined to be a breach which, if uncorrected, would deprive the non-breaching party of the benefit of the contract either wholly or in some vital aspect. The parties specifically agree that any one of the following actions constitute a material breach of this Agreement:

(i) the filing of a voluntary or involuntary petition for relief under the bankruptcy laws of the United States;

(ii)  appointment of a receiver over a party's assets;

(iii)  being placed on a "cash only" basis by creditors;

(iv)  inability to meet financial obligations as they become due;

(v)  violation of the confidentiality provisions of this Agreement, or

(vi)  ceasing to do business as a going concern.

(vii) Owen fails to correct, after written notice from GHC repeated failure, (three (3) times in six (6) months) by Owen to meet the Quality Standard.
A pattern of material breaches even if all such breaches are cured following notice, shall be grounds for termination of this Agreement.

Should the termination be caused by a material breach by Owen, GHC shall have the option to continue to operate from the Space or Expansion Space with its own work force. Regardless of whether GHC chooses to utilize the Space or Expansion Space, it is expressly understood that the Base Rent and utility portion of the Overhead Expense charges provided for in Paragraph 7(b) (water, gas, electric, etc.) will continue unless otherwise agreed to in writing by the parties.

(c) If GHC chooses to vacate the Space, Owen agrees to use its best efforts to attempt to obtain new warehouse customers under either similar services agreements or general public warehouse services for purposes of utilization of the Space vacated by GHC provided that it is expressly understood and agreed that nothing contained herein shall require Owen to attempt to fill any said Space if Owen has other unfilled Space available in its facility. If Owen is successful in filling any or all of the Space vacated by GHC at a rate equal to or greater than the total rate then being charged to GHC, GHC shall not be charged for said Space during such time as the Space is utilized for the third party customer. Should Owen, with GHC's approval, lease the Space at a rate lower than the rate being charged to GHC, then GHC shall receive an offset of any rate so collected by Owen from the third party and shall be responsible for the difference between the rate paid by the third party customer and the then applicable rate to GHC. It is expressly understood that if during the term of this Agreement or any extensions hereof, such third party should vacate the Space so leased, GHC shall continue to be fully responsible for such Space under the terms of this Paragraph 11(c). GHC shall also be responsible for said Space under the terms of this paragraph, if the Space is leased and the third party customer fails to pay its account. In the event that Owen is unable to obtain other warehouse customers to fill the Space vacated by GHC at a rate equal to GHC's then current rate, or in the event that Owen could not obtain a compatible tenant for the Space, then GHC may retain a commercial real estate broker to rent the Space under a general warehousing agreement or a similar service agreement to this Agreement, subject to Owen's prior written approval which shall not be unreasonably withheld.

Should Owen be in material breach of this Agreement with the end result being the termination of this Service Agreement and GHC desires to continue operating from the facility with its own employed workforce, then the parties do hereby agree to split the costs of dividing the space equally on a 50/50 basis. These costs would include the building of a dividing wall (or some other barrier for which specifications are mutually agreeable) and the provision of separate offices the size of which do not exceed 4,200 square feet.

(d) After the termination of this Agreement under this provision, the only obligations contained in this Agreement which will survive termination are those set forth in this paragraph and in Paragraphs 8, 10, 11, 14, 15, 17, 18, 25, and 26.

12. Minimum Quantity of Work: Nothing herein shall obligate GHC to provide Owen with any minimum quantity of Work. However, GHC will be obligated to pay Owen a minimum Base Rent, based on the minimum square footage of 100,000 square feet specified in Paragraph 5 and calculated as established by Paragraph 7(b).

13. Independent Contractor: Owen is an independent contractor and unless otherwise specifically set forth in this Agreement, is not an agent or representative of or joint venturer with GHC for any purpose. Neither party shall have any right or authority to assume or create an obligation, commitment or responsibility for or on behalf of the other except as the other may expressly authorize in writing. Except as otherwise specifically set forth in this Agreement, Owen shall be free to perform the Work in any manner it deems reasonably necessary free from supervision by GHC. It is specifically understood and agreed that the employees of Owen are not employees of GHC and that Owen shall be responsible for and hold GHC harmless from all liabilities with the exception of liabilities arising from the negligence of GHC, its agents or employees, costs, taxes, and other expenses or obligations with respect to its employees.

14. Confidentiality: Owen agrees that all information about GHC's business which is disclosed to it or otherwise comes into its possession, directly or indirectly, as a result of the services to be provided hereunder, including, but not limited to, information as to GHC's customers, suppliers, specifications, manufacturing methods and procedures, software programs, plans and objectives, shall be kept strictly confidential and shall not be disclosed to any third party nor used for Owen's own benefit without GHC's advance written approval.

15. Indemnification: Owen agrees to hold GHC harmless and to indemnify it against any claims for liabilities, costs or expense including legal fees arising out of or in connection with personal injury, death, or property damage arising as a result of the negligence or claimed negligence or intentional act of Owen, its agents or employees. Owen agrees to hold GHC harmless and to indemnify it against any claims for worker's compensation, employment discrimination, wrongful termination, or other employment-related claims.

GHC, for its part, agrees to hold Owen harmless and indemnify it against any claims for liabilities, costs or expense including legal fees arising out of or in connection with personal injury, death, or property damage arising as a result of the negligence or claimed negligence or intentional act of GHC, its agent (other than Owen if it should be deemed to be an agent of GHC) or employees in connection with the performance of the Work.

16.  Total Quality Management:

(a) The parties agree that it is to their mutual advantage to maximize the quality of service provided to GHC's customers. To that end, the parties agree to cooperate with each other to continuously improve GHC's service to its customers through seeking out and implementing efficiencies which may be implemented by GHC to assist in Owen's performance of the Work.

(b) Should Owen fail to meet the mutually agreed upon Performance Standards contained in Addendum 1, the liaisons shall review the reasons for such failure and attempt to resolve the reasons for the failure. If the liaisons are unable to agree on a solution to prevent the recurrence of the failure, or if the failure recurs for whatever reason, the matter shall be referred to arbitration in accordance with Paragraph 25 below.

(c) Representatives of management from each party with authority to bind each party shall meet not less than annually to revise, as necessary, the Performance Standards, the Capital Budget and Expense Plan. Any revisions to the Performance Standards shall be subject to the mutual agreement of the parties.

17. Insurance: Owen and GHC shall be responsible for obtaining their own respective property insurance covering their own property on a 100% replacement cost basis and on an all risk basis. Owen will also be responsible for obtaining statutorily required worker's compensation insurance as required by the applicable worker's compensation or occupational disease act, comprehensive general liability insurance with not less than $2,000,000.00 combined single limit bodily injury and property damage coverage, and automobile liability insurance with limits of liability of not less than $1,000,000.00 combined single limit for bodily injury and property damage. Owen shall arrange for GHC to be listed as an additional insured on its general liability policy and shall provide GHC with current proof of insurance at the inception of this Agreement and not less than annually thereafter. Owen's policy shall provide that it may not be canceled nor may coverage be reduced without thirty (30) days prior written notice to GHC.

18.  Access/Record Keeping:

(a) Owen agrees to give GHC reasonable access during normal working hours to the facilities in which the Work is performed for purposes of inspecting any repackaged product and for observing the Work.

(b) Owen shall keep accurate and separate books of account and records covering all transactions and matters relating to this Agreement. GHC and its duly authorized representatives shall have the right, at all reasonable hours of the day, upon 24 hours' notice, to an examination of Owen's records relating to this Agreement. GHC shall have full and free access to the above-mentioned records for this purpose and for the purpose of making extracts thereof. All books of account and records shall be kept available for at least six (6) years after the termination or expiration of this Agreement. Any over or undercharges found to be due as a result of the examination shall be immediately paid by the party found to be owing such charges.

(c) GHC shall have access to the facilities at any time to investigate their cleanliness and Owen's compliance with sanitation procedures contained in the Performance Standards. Owen shall provide GHC with copies of Owen's internal sanitation inspection reports. Owen shall provide GHC with notice of any inspection of the facility by governmental agencies as well as any reports generated as a result of those inspections in the event that such inspections relate to the quality and safety of GHC's products.

19. Effect of Uncontrollable Events: Neither party shall be liable to the other for any loss, injury, delay, damage, or other casualty suffered or incurred due to acts of nature, strikes, riots, war, fire, explosion, governmental action, or other cause beyond the reasonable control of either party and any failure or delay by either party in the performance of any of its obligations due to one of the foregoing causes shall not be a breach of this Agreement. The party affected by any such event shall immediately notify the other of the occurrence of such event.

20. Damage to Space. If the Space cannot be used because of fire or other damage and if any dangerous or defective condition exists on the Space, GHC is not required to pay the Base Rent or pro rated Overhead Expense for the time that the Space is unusable. If only a part of the Space cannot be used because of fire or other damage, GHC shall pay Base Rent and pro rated Overhead Expense for the usable part thereof. GHC shall have the sole right to determine whether and which portion of the Space is usable. Owen shall repair the damaged portion of the Space. GHC shall have the right to terminate this Agreement if the damaged portion is not made usable by Owen within ninety (90) days of the date the damage or destruction occurred.

21. Notices: Notices to be given to either party under this Agreement may be delivered by hand or by certified or registered mail, return receipt requested, mailed to the address for that party designated below or by overnight delivery service directed to that address. The date of notice shall be deemed to be the date notice is received in the case of notices delivered by hand, by overnight delivery service and four (4) days after posting in the case of notices delivered by certified or registered mail. Either party may change its address for receipt of notices by providing the other with notice of such change.

If by mail or hand-delivery:

NOTICE TO GHC:           General Housewares Corp.
                         1536 Beech Street
                         Terre Haute, IN  47804
                         ATTN:  Mr. William V. Higdon
                         cc:    Raymond J. Kulla
                                General Counsel

NOTICE TO OWEN:          Owen Distribution Company
                         450 Lillard Drive
                         Sparks, NV  89434
                         Attn:  Gary Owen
                         cc:    Michael McCabe

22. Entire Agreement: This Agreement constitutes the entire agreement between GHC and Owen concerning the Work and supersedes all prior communications, representations, agreements and understandings, whether oral or written, made by either of them concerning the subject hereof. This Agreement may not be modified or amended except by written instrument duly executed by an authorized representative or officer of the party to be bound.

23. Compliance with Laws: Owen agrees that in the performance of the Work, including, but not limited to, the disposal of any waste materials resulting from the Work, it will comply with all applicable laws, rules, and regulations of governmental authorities in connection therewith.

24. Authority: The parties hereby represent that they have full power and authority to enter into and perform this Agreement and the parties know of no contract, agreement, promises or undertakings which would prevent full execution and performance of this Agreement.

25. Arbitration: The parties will attempt in good faith to promptly resolve any controversy or claim, whether sounding in contract, tort, or otherwise, arising out of or relating to this Agreement by negotiations between senior executives of the parties who have authority to settle the controversy. The disputing party shall give the other party written notice of the dispute. Within twenty (20) days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (b) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within thirty (30) days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

If the matter has not been resolved within sixty (60) days of the disputing party's notice, or if the party receiving said notice will not meet within thirty (30) days, the parties hereby agree that such claim or controversy shall be resolved by submission to arbitration in accordance with the arbitration provisions of the Indiana statutes.

The parties hereby agree that an arbitrator shall be selected from a list provided by the American Arbitration Association, unless the parties specifically agree in writing otherwise. Any arbitration will be conducted according to the Commercial Arbitration Rules of the American Arbitration Association, provided that the discovery rules of the Indiana Rules of Civil Procedure shall be applicable and available to the parties. In the event of any inconsistency between the Commercial Arbitration Rules of the American Arbitration Association and this Agreement, the terms of this Agreement shall control. All statutes of limitations which would otherwise be applicable shall apply to the arbitration proceeding commenced under this Agreement. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction and may be enforced as any judgment rendered by a court of competent jurisdiction.

The parties hereby specifically waive their right to file any action at law or in equity arising from any implementation or interpretation of this Agreement or the underlying transactions which gave rise to this Agreement except as specifically provided herein. This provision requiring arbitration does not affect any right of either party to exercise self-help remedies or take any other action provided for under the Uniform Commercial Code, as adopted in Nevada or Indiana, such as set-off, or to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver, from a court having jurisdiction, before, during or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief for the pursuit of any provisional or ancillary remedies, such as injunctive relief or declaratory judgment, or the exercise of self-help remedies which are provided for herein, shall not constitute a waiver of the requirements of arbitration created by this Agreement. This provision requiring arbitration does not constitute a specific waiver of the right to trial by jury or to proceed in any Indiana or Federal District Court or in the courts of any other State, with the exceptions of the right to seek judicial assistance as provided above, and the right to seek enforcement of or compliance with this paragraph.

26.  Effect of Expiration or Termination:

(a) Upon expiration or termination of this Agreement, the parties shall take the following actions:

(i) Owen shall immediately cease, and cause its subcontractors to cease, performing the Work; and

(ii) Owen shall cooperate with GHC so that within thirty (30) days of the expiration or termination of this Agreement, GHC may make arrangements to ship its products to a different location at GHC's expense.

(iii) Owen shall invoice GHC, and GHC shall pay Owen, for the Work performed by Owen prior to the date of expiration or termination but after the date of Owen's last invoice, in accordance with Paragraph 7 above.

(b) The terms of Paragraphs 8, 10, 11, 14, 15, 17, 18, 24, and this Paragraph 25 shall survive the expiration or termination of this Agreement.

27. Attorney's Fees and Costs: Should either party to this Agreement be required to retain the services of an attorney to enforce any term or provision of this Agreement, and prevail, then such party shall be entitled to recover any reasonable attorney's fees and costs so incurred.

28. Governing Law: This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Indiana.

29. Warranty. Owen hereby warrants that the Space is now in compliance with all laws including but not limited to environmental and OSHA as well as local or municipal rules or regulations and all insurance requirements.

By signing below, the parties agree to all of the above.

GENERAL HOUSEWARES CORP.               OWEN DISTRIBUTION COMPANY

By:/s/  William V. Higdon              By:/s/  Gary N. Owen
        William V. Higdon                      Its:  President
        Its:  Vice President
              Chief Information Officer

By:/s/  Raymond J. Kulla
        Raymond J. Kulla
        Its:  Vice President, General Counsel

SCOPE OF WORK AND SERVICES

ADDENDUM I

I.  General

A. Communications regarding order processing and inventory activity are intended to be communicated electronically pursuant to the Services Agreement.

B. Hours of warehouse operations will be scheduled by Owen to permit compliance with the requirements of this Agreement. Typical hours of operation are Monday through Friday, 7:00 a.m. to 4:00 p.m., excepting scheduled holidays.

C. Owen is encouraged to participate in General Housewares Corp.'s ("GHC") methods, systems, and product packaging and to provide feedback for improvements that will enhance GHC's competitive position.

D. Owen Distributing Company agrees to perform upon GHC's request certain display assembly, packaging, shrink-wrapping, kiting, etc. on an independent work order basis. Compensation to Owen for such co-packer functions will be determined by pre-performance bid submittals and subject to the written approval of the GHC liaison. Specifications and instructions will be provided to Owen by GHC and the GHC liaison will have the right to inspect the co-packer operations to verify GHC quality standards are maintained in accordance with the bid specifications. Payment for such co-packing functions shall be in accordance with said bid.

II. Performance Standards. With respect to the physical receipt and shipment of GHC products ("Products").

A. Normal order processing (in stock position) Owen shall ship and confirm to GHC within three (3) workdays of receipt of order or ship on an order's designated ship date.

B. Emergency orders (those with less than 48 hours notice from GHC) Owen shall ship as soon as possible, but no later than twenty-four (24) hours after receipt of order.

C. Normal receipt processing Owen shall receive and confirm receipt within twenty-four (24) hours.

D. Owen will be responsible for meeting the customer's specific instructions as provided in writing by GHC (for example, but not limited to the items set forth in II A., B. and C. above, specific order instructions, customer route guides, etc. (hereinafter referred to as the "Customer Specifications"). Owen guarantees and warrants that it will meet or exceed Customer Specifications at least ninety-eight percentage (98%) for each one (1) month period (the "Quality Standard").

III.  Clerical Order Processing and Other Clerical Duties Owen shall:

A.  Receive daily orders from GHC.

B. Allow GHC electronic access to information regarding orders to facilitate retrieving orders based on age or priority basis as required by GHC Customer Service.

C. Maintain a perpetual inventory of products on Logistics Pro to provide current information on Product availability, and transmit inventory status reports to GHC daily.

D. Maintain necessary manual files on various documents, including receipt reports, orders, bills of lading, information needed to reconcile discrepancies, and other documents as directed by GHC.

E. Receive notification of inbound shipment of Products via Stock Transfer Shipment Advice through Logistic Pro.

F. Prepare necessary shipping papers through Logistics Pro, but not limited to, picking tickets, packing lists and bills of lading as well as those documents required by order documents.

G. Provide necessary documentation to resolve customer deductions and/or traffic claims.

H. Prepare and distribute month-end operational reports generated within three (3) working days of the end of each calendar month. The monthly reports shall include, but not be limited to: number of on-time shipped orders, parcel service cost per hundred weight, and warehouse space utilization.

I.  Provide special reports or analysis on a timely basis as requested by GHC.

IV. Receiving Operations. With respect to the physical receipt of shipments of Products, Owen shall:

A. Receive and unload trucks or ocean container of Products daily, as authorized by GHC.

B. Schedule the receipt of trucks of containers of Products so as to minimize detention and demurrage.

C.  Handle customer returns as authorized by GHC Customer Service.

D. Shipments should be checked for over, short and damage. Over, short, and damage shipments shall be noted and reported to GHC and resolved with the shipping location as soon as possible.

E. Products must be put away to facilitate FIFO controls and be available for prompt order picking to minimize order exceptions.

F.  Perform Quality checking as specified by GHC.

V. Inventory Management. With respect to the management of inventory, Owen is responsible for the management and accuracy of inventory and shall:

A. Maintain housekeeping standards to provide a safe, efficient work environment.

B. Cycle count locations and verify the accuracy of the inventory control system.

C.  Cycle count Products to ensure accurate available-to-ship information.

D. Upon GHC's request, cycle count selected Products and report results as soon as possible, but no later than four (4) working hours.

E.  Re-warehouse as required to utilize space efficiently.

F.  Maintain FIFO controls.

VI. Order Picking/Shipping. With respect to orders picking and shipping, Owen shall:

A. Pick and stage orders in conformance with Performance Standards to meet scheduled ship dates. Perform checking operations to ensure order accuracy. Follow FIFO controls established under V. F. above. Check Products for obvious damage.

B. Mark Products with customer information as required by the order and the carrier.

C.  Inspect the carrier's equipment as required by the Performance Standards.

D. Provide void fillers, dunnage, and bracing as required for appropriate protection of Products on truckload or intermodal shipments.

E.  Insure that shipments comply with weight carrying restrictions.

F.  Perform retail ticketing services as specified by GHC.

MACHINERY AND EQUIPMENT
ADDENDUM 2

Addendum 2, Machinery and Equipment, is to be submitted as an attachment to this Services Agreement and become a part hereof at the time the machinery and equipment is shipped to GHC.

PLAT OF AREA
ADDENDUM 3

Addendum 3, Plat of Area is to be submitted as an attachment by Owen to this Services Agreement and become a part hereof.

COMMENCEMENT CERTIFICATE

General Housewares Corp. and Owen Distribution Company hereby sign this Commencement Certificate in compliance with Paragraph 11(a) of the Services Agreement between the parties applicable to the Plainfield, Indiana facility. The signatures on this Commencement Certificate constitute acknowledgment by General Housewares Corp. that Owen Distribution Company has given appropriate written notice that the Space called for under the Services Agreement dated October 6, 1997, has been cleared and is available for General Housewares Corp.'s occupancy. It is understood by the parties that the signatures on this Commencement Certificate constitute December 1, 1997 as the beginning of the term of the Services Agreement.

This Commencement Certificate is effective as of the date December 1, 1997.

GENERAL HOUSEWARES CORP.               OWEN DISTRIBUTION COMPANY

By:/s/  William V. Higdon              By:/s/  Gary N. Owen
        William V. Higdon                      Its:  President
        Its:  Vice President,
              Chief Information Officer

By:/s/  Raymond J. Kulla
        Raymond J. Kulla
        Its:  Vice President,
              General Counsel

Date:  October 10, 1997               Date:  October 6, 1997